SUB-ITEM 77Q3


DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING  2/28/2007
FILE NUMBER 811-9913
SERIES NO.: 3



74U. 1 Number of shares outstanding (000's Omitted)
       Class A                                            7,597
     2 Number of shares outstanding of a second class of open-end company shares
       (000's Omitted)
       Class B                                              186
       Class C                                              151


74V. 1 Net asset value per share (to nearest cent)
       Class A                                          $ 17.20
     2 Net asset value per share of a second class of open-end company shares
       (to nearest cent)
       Class B                                          $ 16.30
       Class C                                          $ 15.72